Exhibit 5.2

TELEFÓNICA, S.A.

Distrito Telefónica, Ronda de la Comunicación, S/N

28050 Madrid

Spain

TELEFÓNICA EMISIONES, S.A.U.

Distrito Telefónica, Ronda de la Comunicación, S/N

28050 Madrid

Spain

Madrid, April 20 2023

Dear Sirs,

Registration Statement on form F-3

We write to you as Spanish counsel to Telefónica, S.A. (“Telefónica”) and Telefónica Emisiones, S.A.U. (“Telefónica Emisiones”, and, together with Telefónica, the “Companies”) for the purposes of issuing a legal opinion in connection with the Form F-3 Registration Statement under the Securities Act of 1933 (the “Registration Statement”) filed on the date hereof by Telefónica and Telefónica Emisiones with the United States Securities and Exchange Commission (the “Commission”), pursuant to which: (i) Telefónica may offer from time to time ordinary registered shares with a par value of 1.00 euro each including in the form of American Depositary Shares (the “Shares”), or rights to subscribe for Shares of Telefónica in one or more offerings (the “Rights”); and (ii) Telefónica Emisiones may offer from time to time in one or more series unsecured, non-convertible debt securities (the “Notes”), which are fully and unconditionally guaranteed by Telefónica (such guarantee, the “Guarantee”).

Terms beginning with capital letters but not defined in this letter will have the meanings set out in the Base Indenture (as defined herein) and the Registration Statement, as applicable.

A.	Documents and information reviewed

In arriving at our opinions, we have reviewed the following documents and information (the “Documents”):

(a)	a copy of the Registration Statement;

(b)

a copy of the indenture (the “Base Indenture”), dated April 20, 2018 among Telefónica Emisiones, Telefónica and The Bank of New York Mellon, which includes a form of Guarantee and a form of Note, and which is incorporated by reference in the Registration Statement;

(c)	the information publicly available on the website of the Spanish Central Commercial Registry (www.rmc.es) with respect to Telefónica Emisiones and Telefónica on the date hereof;

(d)	a copy of the articles of association (estatutos sociales) of Telefónica, as publicly available at the corporate web page of Telefónica (www.telefonica.com) on the date hereof;

(e)

a certificate (certificación) related to Telefónica issued by the Commercial Registry of Madrid on April 11, 2023, certifying the incorporation and registration details of Telefónica, its corporate domicile and that Telefónica is not subject to any insolvency or winding-up proceedings;

(f)

a certificate (certificación) related to Telefónica Emisiones issued by the Commercial Registry of Madrid on April 17, 2023 certifying the incorporation and registration details of Telefónica Emisiones, its corporate domicile and that Telefónica is not subject to any insolvency or winding-up proceedings;

(g)

a copy of a certificate (certificación) of certain resolutions adopted by the General Shareholders’ Meeting of Telefónica held on June 12, 2020, issued by the secretary of the Board of Directors of Telefónica on June 22, 2020;

(h)

a copy of a certificate (certificación) of certain resolutions adopted by the Board of Directors of Telefónica at its meeting held on June 12, 2020, issued by the secretary of the Board of Directors of Telefónica on June 22, 2020;

(i)

a copy of a certificate (certificación) of certain resolutions adopted by Telefónica as sole shareholder (accionista único) of Telefónica Emisiones on April 11, 2023, issued by a joint and several director (administrador solidario) of Telefónica on April 18, 2023; and

(j)

a copy of a certificate (certificación) of certain resolutions approved by the Executive Commission of Telefónica at its meeting held on March 29, 2023, issued by the secretary of the Board of Directors of Telefónica on April 18, 2023.

The Registration Statement, the Base Indenture, the Notes and the Guarantee will be hereinafter collectively referred to as the “Operative Documents”.

B.	Assumptions

Our opinions are based on the following assumptions:

(a)	All signatures, stamps and seals on the Documents are genuine.

(b)	The original Documents we have received are authentic and complete. Any copies we have received are complete and correspond to the originals.

(c)	The draft Documents we have reviewed are the same as the documents that were executed and approved.

(d)	All the parties to the Operative Documents (other than the Companies) have been duly organized and validly exist under the laws of their respective countries of incorporation.

(e)

All the parties (other than the Companies) have, or will have, as applicable, the corporate power and authority to validly and effectively perform the transactions and be a party to the Operative Documents and the Operative Documents have been signed, or will be signed, as applicable, by an individual or individuals who have sufficient capacity to validly and effectively bind the parties to the same and compliance with that established in the Operative Documents is, or will be, as applicable, within the legal capacity of each of the parties thereto (other than the Companies).

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(f)

Each person who signed, or signs, the Operative Documents on behalf of the Companies, had, or will have, as applicable, the legal capacity (capacidad de obrar) to do so at the time, and was not, or will not be, legally disqualified from doing so.

(g)

The Operative Documents have been or will be, as applicable, executed and delivered by Mr. José María Álvarez-Pallete López, Mr. Ángel Vilá Boix, Mr. Pablo de Carvajal González, Ms. Laura Abasolo García de Baquedano, Mr. Arturo Lorente Palao, Mr. Antonio García-Mon Marañés, Mr. Carlos David Maroto Sobrado, Mr. François Declève and Mr. Daniel Rodríguez-Malo García on behalf of Telefónica and by Mr. Carlos David Maroto Sobrado and Mr. Francisco Javier Ariza Garrote, joint and several directors of Telefónica Emisiones (administradores solidarios), on behalf of Telefónica Emisiones and by each of the other parties thereto, in the form conforming to the final drafts reviewed by us.

(h)

All the documents that should have been filed with the Commercial Registry of Madrid by the Companies had been filed and registered on or before the date of our search, and subsequent to this no other documents that bear any relation to the opinions expressed in this legal opinion have been filed or registered.

The content of the certifications issued by the Commercial Registry of Madrid on April 11, 2023 and April 17, 2023 for, respectively, Telefónica and Telefónica Emisiones, and the information issued electronically by the websites www.rmc.es and www.publicidadconcursal.es on the date of this legal opinion accurately reflects the registered information about Telefónica and Telefónica Emisiones.

The information held at the Commercial Registry is assumed to be correct and valid pursuant to article 7 of the Commercial Registry Rules.

(i)	The certificates reviewed are true and accurate and correspond to resolutions that have been validly approved in duly convened, constituted and quorate meetings.

(j)

The transactions contemplated in the Operative Documents are deemed to be in each Company’s corporate interest (interés social) and each of each Company’s directors has not breached their duty of care or loyalty (deberes de diligencia y lealtad) in relation to such transactions.

(k)

There are and there will be no contractual or other limitations that bind any of the parties and that are included in any document that we have not reviewed but that could affect this opinion, nor are there any agreements between the parties to the Operative Documents which fully or partially annul, modify or supersede the content of the Operative Documents.

There are and there will be no decisions or resolutions of the governing bodies of the Companies that revoke or amend the decisions and resolutions reviewed.

There are and there will be no factual circumstances that have not been disclosed to us and that could affect this legal opinion.

(l)	The articles of association (estatutos sociales) of the Companies that we have reviewed are those in force on the date of this legal opinion.

(m)

The Operative Documents create, or will create, legal, valid, binding and enforceable obligations for each party to the Operative Documents under the laws of the State of New York and United States Federal law, as applicable, and the obligations of Telefónica under the Guarantee

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constitute, under the laws of the State of New York, an irrevocable and unconditional guarantee of Telefónica, and under the Guarantee the holders of the Notes may enforce the Guarantee directly against Telefónica, the obligations of Telefónica are independent of the obligations of Telefónica Emisiones and Telefónica shall be liable as principal and sole debtor (garantía solidaria e irrevocable).

(n)

The obligations deriving from the Operative Documents that must be complied with in a jurisdiction other than Spain, or that could be affected in any way by the laws of such other jurisdiction, will not be invalid or ineffective by virtue of the said laws, or contrary to its public policy.

(o)	The Operative Documents governed by the laws of the state of New York create legal, valid, binding and enforceable obligations for each party to the Operative Documents under such laws

(p)	The requirements of any foreign law in connection with the issuance of the Notes, the Shares and the Rights will be complied with.

(q)

The proceeds of the issuance of any series of Notes, net of management and issuance costs, will be permanently invested with Telefónica and directly assigned to the risks and financial situation of Telefónica and its consolidated group.

(r)

The aggregate principal amount of the Notes to be issued pursuant to the Base Indenture and any supplemental indenture thereto, does not exceed and will not exceed the maximum aggregate principal amount of Notes authorized to be issued and guaranteed by Telefónica Emisiones and Telefónica, respectively, from time to time.

(s)	The Notes and the Guarantee will be issued, executed and delivered pursuant to the terms of the Base Indenture.

(t)	With respect to any series of Notes, a public deed of issuance (escritura de emisión) will be executed and registered with the Commercial Registry of Madrid.

(u)

With respect to any issuance of Shares, the following will take place: (i) the approval by the General Shareholders’ Meeting of Telefónica and, when appropriate, its Board of Directors or its Executive Commission, of an increase of Telefónica’s share capital; (ii) the execution of a share capital increase public deed (escritura de aumento de capital) and registration with the relevant Commercial Registry; (iii) the subscription and payment of the Shares as resolved by the competent governing body of Telefónica and in compliance with any applicable corporate and securities law or regulations; (iv) the registration of the new issued Shares with the Spanish Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (Iberclear); (v) the positive verification of the listing of the Shares on the Spanish Stock Exchanges by the Spanish Securities and Exchange Commission (Comisión Nacional del Mercado de Valores) (“CNMV”); (vi) the approval of the listing of the Shares by the managing entities (Sociedades Rectoras) of each of the Spanish Stock Exchanges where the Shares are listed; and (vii) the approval of the admission of the Shares to trading on the Spanish Automated Quotation System – Continuous Market (Sistema de Interconexión Bursátil – Mercado Continuo).

(v)

With respect to any issuance of Rights to subscribe for Telefónica Shares, the following will take place: (i) the General Shareholders’ Meeting of Telefónica and, when appropriate, its Board of Directors or its Executive Commission, will approve to issue new Shares; (ii) the shareholders of

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Telefónica will be entitled to exercise the Right to subscribe for a number of Shares proportional to the nominal value of the shares each shareholder owns, through the Spanish Automated Quotation System – Continuous Market (Sistema de Interconexión Bursátil – Mercado Continuo), in compliance with the applicable laws or regulations, except as otherwise excluded by the corporate resolutions referred in (i) and within such period as may be granted to them for such purpose by Telefónica’s directors –which shall not be less than fourteen calendar days from the announcement of the issuance in the Commercial Registry Official Gazette (Boletín Oficial del Registro Mercantil)–; and (iii) the Rights to subscribe for Shares will be recorded with the Spanish Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (Iberclear).

Where we have not independently verified facts material to the opinions, we have examined and relied on certificates issued by duly authorized representatives of the Companies.

C.	Opinion

We do not represent ourselves to be familiar with the laws of any jurisdiction other than Spain as they stand at present and therefore express no opinion on matters arising under any laws other than the laws of Spain currently in force. This legal opinion is issued on the basis that all related-matters will be governed by, and construed in accordance with Spanish law, and that all matters between the addressees of this legal opinion and ourselves (in particular, those regarding interpretation) will be brought before the Spanish courts.

Our involvement in the transaction described has been limited to our role as Spanish counsel to Telefónica and Telefónica Emisiones, and we therefore assume no obligation to advise any other party to the transaction. Furthermore, we assume no obligation to advise Telefónica, Telefónica Emisiones or any other party of any changes to the law or facts that may occur after today’s date, regardless of whether they affect the legal analysis or conclusions in this legal opinion.

Legal concepts are expressed in the documents in English terms and may not be identical or equivalent to the Spanish legal terms used.

Based on the above, and subject to the additional exceptions, limitations and qualifications set out below, it is our opinion that:

1.	Valid existence

Each of Telefónica and Telefónica Emisiones validly exists as a sociedad anónima under the laws of Spain.

2.	Corporate power

The Companies have the corporate power to be a party to and issue the securities contemplated in the Operative Documents and perform the obligations deriving from the same.

3.	Due authorization of the Notes and the Guarantee

The Notes to be issued by Telefónica Emisiones under the Operative Documents have been duly authorized by Telefónica Emisiones.

The execution of the Guarantee has been duly authorized by Telefónica.

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4.	Due authorization and valid issuance of the Shares

Assuming the facts set out in Section B.(u) are true on or around the time of the issuance of the Shares, the Shares to be issued pursuant to the Operative Documents will be validly issued and duly authorized by Telefónica, fully paid up and non-assessable under the applicable laws of Spain.

5.	Due authorization and valid issuance of the Rights

Assuming the facts set out in Section B.(v), are true on or around the time of the issuance of the Rights, the Rights to be issued pursuant to the Operative Documents will be validly issued and duly authorized by Telefónica and binding under the applicable laws of Spain.

6.	Choice of governing law

The choice of the law of the State of New York as the governing law of the Operative Documents is valid and should be recognised by the Spanish courts in accordance with the terms of Regulation (EC) No 593/2008 of the European Parliament and of the Council of June 17, 2008 on the law applicable to contractual obligations (Rome I).

Effect being given to this choice of law in court is subject to the law of the State of New York being evidenced to the Spanish courts pursuant to article 281 of the Spanish Civil Procedure Law and taking into account the contents of article 33 of Law 29/2015 on international cooperation in civil matters.

D.	Qualifications

The opinions above are subject to the following:

(i)

Our opinion is issued subject to the effects and outcome of transactions that may derive from insolvency, the recovery and resolution proceedings of credit institutions and investment firms, pre-insolvency mechanisms or any other similar proceedings that generally affect the rights of all or some creditors, including those that do not fall under judicial insolvency proceedings (in particular, but not limited to, transactions that may derive from the insolvency regulations with respect to the notice of commencement of negotiations with creditors, claw-back actions and restructuring plans).

(ii)

The term “duly authorized” in paragraphs C.3, C.4, and C.5 means that: each of Telefónica Emisiones and Telefónica, as applicable, under Spanish applicable laws and its articles of association (estatutos sociales), has the power to issue the Notes, and the Shares and the Rights, respectively, and has taken, or will take, as applicable, all corporate actions necessary to create that power.

(iii)

The term “validly issued”, when referred to the issuance of Shares and Rights in paragraphs C.4 and C.5 means that (i) Telefónica is validly existing under the laws of Spain, and the Shares and the Rights will be duly authorized; (ii) the actions required by Spanish corporation law to approve the issuance of the Shares and the Rights will be taken; and (iii) the Shares and the Rights will be issued in compliance with the requirements of Spanish law, Telefónica’s articles of association (estatutos sociales), and the resolutions approving the issuance of the Shares and the Rights.

(iv)

The term “fully paid up” in paragraph C.4 means that the consideration to be received by Telefónica will satisfy, in both type and amount, the requirements of applicable Spanish corporation law, Telefónica’s articles of association (estatutos sociales), the resolutions approving the issuance of Shares, and any other applicable agreement.

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(v)

The term “non-assessable” in paragraph C.4 of this legal opinion means that the purchasers of the Shares will not have the obligation to make payments to Telefónica or its creditors (other than the purchase or issue price for the Shares –i.e., the face value (valor nominal) and the share premium (prima de emisión)–) or contributions to Telefónica or its creditors solely for the acquisition and holding of the Shares.

(vi)

In Spanish procedural law, the rules on the burden of proof in judicial proceedings cannot be modified by agreement of the parties and, consequently, any provision of the Operative Documents in which decisions, certificates, notifications, opinions or the like issued by the parties are deemed conclusive evidence in the absence of a manifest error, would not be upheld by a Spanish court.

Any document that is not in Spanish must be accompanied by an official sworn translation into Spanish for it to be admissible by a Spanish court or authority.

(vii)

We offer no opinion in connection with the valid issuance, creation and/or registration of the American Depositary Shares with the Commission, the New York Stock Exchange or any US or non-Spanish regulator or authority.

(viii)

The choice of the law of the State of New York in the Operative Documents will not restrict the application of the Spanish “overriding mandatory provisions”, as defined in Article 9.1 of Regulation (EC) No 593/2008 of the European Parliament and of the Council of June 17, 2008 on the law applicable to contractual obligations (Rome I).

Furthermore, Spanish courts may refuse to apply a provision of the chosen law if such application is manifestly incompatible with Spanish public policy. Spanish courts may also give effect to the overriding mandatory provisions of the law of the country in which the obligations arising from the contract have been performed or must be performed.

This legal opinion is rendered to the addressees identified in this legal opinion and in connection with the transactions described above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are experts under the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion.

This opinion shall be governed exclusively by Spanish law and the courts of the city of Madrid (Spain) shall have exclusive jurisdiction to settle any dispute relating to this opinion. Without prejudice to the foregoing, for the purposes of the opinions set out in paragraphs C.3, C.4, and C.5, the terms “duly authorized”, “validly issued”, “fully paid up” and “non-assessable” shall have the meaning ascribed to them in paragraphs D.(ii), D.(iii), D.(iv) and D.(v), as applicable.

Sincerely yours,

/s/ Rafael Sebastián	/s/ Martín Jordano

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